EXHIBIT 99

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(SEPTEMBER 1, 2003 RESTATEMENT)

WHEREAS, the Applied Industrial Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors, which originally was known as the Bearings, Inc. Deferred Compensation Plan for Non-Employee Directors, was established effective as of July 1, 1991, by Bearings, Inc., which later became known as Applied Industrial Technologies, Inc. (the “Company”) to provide non-employee members of the Board of Directors of the Company the option to defer receipt of all or a portion of the compensation payable to them for services as Directors; and

WHEREAS, the Company desires to restate the Plan in order to reflect certain revisions to Section 303A(8) of the New York Stock Exchange Listed Company Manual;

NOW, THEREFORE, effective as of September 1, 2003, the Plan is hereby amended and restated as hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1 DEFINITIONS As used herein, the following words shall have the meanings hereinafter set forth unless otherwise specifically provided.

(1) The term “BENEFICIARY” shall mean the person or persons, in accordance with the provisions of Article V, is entitled to receive a distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.

(2) The term “BOARD” shall mean the Board of Directors of the Company.

(3) The term “COMMITTEE” shall mean the Executive Organization and Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to satisfy any applicable legal requirements including the requirements of Rule 16b-3 promulgated under the Exchange Act or any similar rule which may subsequently be in effect. The members shall be appointed by, and serve at the pleasure of, the Board and any vacancy on the Committee shall be filled by the Board.

(4) The term “COMMON SHARES” shall mean the common stock of the Company.

(5) The term “COMPANY” shall mean Applied Industrial Technologies, Inc., its corporate successors, and any corporation into or with which it is merged or consolidated.

(6) The term “DEFERRAL” shall mean that portion of the compensation a Participant elects to defer pursuant to the terms of the Plan.

(7) The term “DEFERRAL ACCOUNT” shall mean the bookkeeping account established under the Plan in the name of each Participant to reflect the Deferrals of such Participant.

(8) The term “DIRECTOR” shall mean any non-employee director of the Company.

(9) The term “FAIR MARKET VALUE” shall mean the average of the high and low prices of a Common Share as reported on the composite Tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Shares were made on said exchange on that date, the average of the high and low prices of a Common Share as reported on said composite tape for the preceding day on which sales of Common Shares were made on said Exchange.

(10) The term “FISCAL YEAR” shall mean the fiscal year of the Company, which begins on each July 1 and ends on the subsequent June 30.

(11) The term “FUND” shall mean any investment fund designated by the Committee in which Deferrals can be deemed to be invested; provided, however, that one such Fund shall be deemed to be invested in Common Shares.

(12) The term “PARTICIPANT” shall mean a Director who elects to defer all or any portion of his compensation under the Plan pursuant to the provisions of Article II.

(13) The term “PLAN” shall mean Applied Industrial Technologies, Inc. Deferred Compensation Plan For Non-Employee Directors (formerly known as the Bearings, Inc. Deferred Compensation Plan For Non-Employee Directors), as amended and restated herein, effective as of September 1, 2003, with all amendments, supplements, and modifications hereafter made.

(14) The term “TRUST” shall mean the trust maintained pursuant to the terms of the Applied Industrial Technologies, Inc. Supplemental Executive Retirement Benefits Trust Agreement (formerly known as the Bearings, Inc. Supplemental Executive Retirement Benefits Trust Agreement).

(15) The term “VALUATION DATE” shall mean March 31, June 30, September 30, and December 31 of each Fiscal Year and any other date as may be designated as such by the Committee or the Board.

1.2 CONSTRUCTION. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.

ARTICLE II

ELECTIONS BY DIRECTORS

2.1 ELECTION TO DEFER. Prior to the first day of any Fiscal Year quarter (July 1, October 1, January 1, and April 1) a Director may elect to defer receipt of all or a portion of the compensation payable to him for future services as a Director as a Deferral under the Plan. If a Director becomes a Director after the beginning of any Fiscal Year quarter, the Director may elect to defer receipt of all or a portion of the compensation payable to him for future services as a Director as a Deferral under the Plan. Any election under this Section 2.1 shall be made on in the form (an “Election Form”) and manner specified by the Committee and acceptable to the Company. In addition, such election shall indicate the allocation of the Deferral to be deemed invested in the Funds.

2.2 EFFECTIVENESS OF ELECTIONS. Elections to defer compensation for future services as a Director shall be effective upon the delivery of an Election Form to the Committee and, subject to the provisions of Section 2.3, shall be irrevocable upon the commencement of the next subsequent Fiscal Year quarter. Subject to the provisions of Article IV and Section 6.7, amounts deferred pursuant to any election hereunder shall be invested and distributed in the manner and at the time set forth in such Election Form.

2.3 AMENDMENT AND TERMINATION OF ELECTIONS. A Director may terminate or amend his election to defer receipt of compensation as a Deferral pursuant to the provisions of Section 2.1 of the Plan with respect to subsequent Fiscal Year quarters in a written notice delivered to the Committee prior to commencement of the Fiscal Year quarter with respect to which such compensation will be earned and such notice will be effective. Any amendment which serves only to change a designation of a Beneficiary shall be permitted at any time and shall be effective upon delivery to the Committee in such form, time, and manner as may be required by the Committee. Any amendment which changes the time or manner for payment of amounts credited to a Participant’s Deferral Account pursuant to Section 3.1 shall be made only pursuant to the provisions of Article IV.

ARTICLE III

ACCOUNTS AND INVESTMENTS

3.1 ESTABLISHMENT OF ACCOUNTS. The Deferral Account of each Participant shall have subaccounts which shall reflect the Funds into which Deferrals are deemed invested and credited pursuant to the applicable Election Form filed by the Participant with the Committee.

3.2 AMOUNT OF DEFERRALS. If a Participant elects to have compensation deferred under the Plan as a Deferral and invested in a Fund, other than a Fund comprised of Common Shares, 100% of the amount of such Deferral deemed so invested in such Fund shall be credited to his Deferral Account and subaccounts in accordance with his duly filed Election Form. If the Participant elects to have some or all of his compensation deferred under the Plan as a Deferral and invested in a Fund comprised of Common Shares, 125% of the amount of such Deferral deemed so invested in such Fund shall be credited to his Deferral Account and subaccounts in accordance with the terms of his duly filed Election Form. Any such Deferral shall be credited to the Deferral Account of a Participant as of the last day of the Fiscal Year quarter during which the Deferral would have otherwise been payable to such Participant.

3.3 ADJUSTMENT OF ACCOUNTS. As of each Valuation Date, the value of each Deferral Account shall be adjusted to reflect deemed earnings, losses, dividends, distributions, and credits in accordance with procedures adopted by the Committee or the Board. Common Shares of a Fund credited to any Deferral Account shall be valued at Fair Market Value.

ARTICLE IV

DISTRIBUTION OF ACCOUNTS

4.1 METHOD OF DISTRIBUTION. The value of a Participant’s Deferral Account deemed invested in a fund comprised of Common Shares shall be distributed in Common Shares and the value of a Participant’s Deferral Account deemed otherwise invested shall be distributed in cash. Such value shall be determined as of the most recent Valuation Date. Subject to the provisions of Section 4.2, a distribution from a Participant’s Deferral Account shall be made either in a lump sum or in equal annual installments over a period of not more than ten years as specified in such Participant’s Election Form.

4.2 TIME OF PAYMENTS. Except as otherwise provided in this Section 4.2 or Section 4.3, distribution of the value of a Deferral from a Participant’s Deferral Account shall commence on the date specified in his applicable Election Form. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect to change the manner and the time of the distribution of the value of any Deferral no later than 30 days prior to his termination as a Director or, if earlier, the date he had previously elected to receive distribution of such Deferral; provided, however, that if such Participant is terminated as a Director with less than 30 days notice, such Participant may elect to change the manner and time of distribution of the value of any Deferral during the period which commences as of the day he receives notice of his termination as a Director and ends ten days thereafter. Notwithstanding the foregoing, except in the case of the termination of a Participant as a Director, in no event may a Participant change the time and manner of the distribution of a Deferral which has been previously changed in the immediately preceding three-year period.

4.3 HARDSHIP DISTRIBUTION. Prior to the time the Deferral Account of a Participant becomes payable under Section 4.2, the Committee, in its sole discretion, may elect to distribute all or a portion of the a Participant’s Deferral Account on account of severe financial hardship of the Participant. For purposes of the Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that the Participant requires a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of his or her family, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship and the income taxes resulting from such distribution.

4.4 DISTRIBUTIONS UPON DEATH. Upon the death of a Participant, the balance of his or her Deferral Account shall be paid to his Beneficiary in a form and manner approved by the Committee.

4.5 TAXES. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Committee shall cause such amounts to be withheld from such payments and shall transmit the withheld amounts to the appropriate taxing authority.

ARTICLE V

BENEFICIARIES

In the event a Participant dies before his interest under the Plan in his or her Deferral Account has been distributed in full, any remaining interest shall be distributed pursuant to Article IV to his Beneficiary, who shall be the person designated as such in writing by the Participant in the form and manner specified by the Company. In the event a Participant does not designate a Beneficiary or his designated Beneficiary does not survive him, his beneficiary shall be his estate.

ARTICLE VI

MISCELLANEOUS

6.1 AMENDMENT AND TERMINATION OF THE PLAN. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Participants to amounts previously credited to their Deferral Accounts pursuant to Section 3.2; and provided further, that, effective on and after October 21, 2003, the provisions of Section 3.2 providing for the crediting of 125% of a Deferral deemed invested in a Fund comprised of Common Shares shall continue in effect until the earlier of (i) the tenth anniversary of the date that the Plan was last approved by the holders of a majority of the Common Shares then outstanding, or, if later, the date that the limited transition period under Section 303A(8) of the New York Stock Exchange Listed Company Manual would end unless otherwise permitted to continue under said Section; or (ii) the date that the Plan is terminated by the Company.

6.2 NON-ALIENATION. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his rights or benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Committee may select.

6.3 PAYMENT OF BENEFITS TO OTHERS. If any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, sister, adult child, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 6.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

6.4 PLAN NON-CONTRACTUAL. Nothing contained herein shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

6.5 TAXABILITY OF PLAN BENEFITS. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code of 1986, as amended. It is the intention of the Company that the amounts deferred pursuant to the Plan shall not be included in the gross income of the Participants or their Beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account.

6.6 FUNDING. The Company may cause Plan benefits to be paid from the Trust which is a grantor trust that provides full funding of the Plan benefits in the event of a potential change in control or change in control. Subject to the provisions of the Trust, the obligation of the Company under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

6.7 SECTION 16B PROCEDURES. In conjunction with rules promulgated by the Commission under Section 16 of the Exchange Act, as amended, the Company has established Section 16b Procedures which affect certain transactions under the Plan involving Employer Securities held for the benefit of a Director. Such Procedures, which are hereby incorporated into the Plan shall constitute for all purposes a part of the Plan. In the event that the Procedures conflict with any other provision of the Plan, the Procedures shall override such other provision and shall be controlling. For purposes of this Section, the following terms shall have the meaning hereinafter set forth.

(a) The term “Employer Security” shall mean any qualifying employer security as defined in Section 407(d)(5) of ERISA which is also an equity security as defined under the Exchange Act, as amended.

(b) The term “Officer” shall mean any person who is designated as an “Officer” of the Company for purposes of Section 16 of the Exchange Act, as amended.

(c) The term “Section 16b Procedures” or “Procedures” shall mean the Administrative Procedures Applicable to Officers and Directors Under Employee Benefit Plans Maintained by Applied Industrial Technologies, Inc., effective as of January 1, 1997, with all amendments thereafter made.

6.8 SEVERABILITY. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

6.9 GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

Executed at Cleveland, Ohio, this 12th day of August, 2003.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ D. L. Pugh
Title:	Chairman & CEO

By:	/s/ Fred Bauer
Title:	Vice President